SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
 (AMENDMENT NO. __)

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Eagle Series Trust
Registration Nos. 811-07470 and 033-57986
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ACTION IS NEEDED ON YOUR INVESTMENT IN:
Eagle Family of Funds

PLEASE VOTE NOW

Over the past few months, you have received multiple communications regarding the Eagle Family of Funds Special Meeting of Shareholders.  The shareholder meeting scheduled for 11/02/17 has adjourned and will reconvene Friday, November 10th.  We need your vote in order to achieve quorum and hold the meeting.  The shareholder response to this proposal has been overwhelmingly in favor and we are very close to achieving quorum but we need your assistance in getting there.  We urge you take action immediately and vote so we may obtain the necessary number of votes required to hold the meeting as scheduled on Friday, November 10th..

Voting is quick and will only take a few minutes of your time.

We urge you to take the time to vote your shares today using one of the methods below:

•	Vote by Internet at www.proxyvote.com and enter the control number on your proxy card and follow the prompts.
•	Call the toll free touchtone phone number located on your proxy card, enter the control number and follow the prompts.

Your vote is important no matter the size of your investment.
Please vote promptly.
EAGLE1110

November 1, 2017

Dear Valued Eagle Shareholder,

We have attempted to contact you multiple times over the last few months regarding your investment in the Eagle Small Cap Growth Fund through our proxy solicitor, Broadridge Financial Solutions, Inc.  Your account is one of the top holdings in this Fund and we need to speak with you regarding an important proposal for our Special Meeting of Shareholders.

Please contact us immediately at 727-567-3511 Monday through Friday between the hours of 9:00am to 5:00 pm Eastern Time so we may review this proposal with you.  This matter is very important, and will take only a moment of your time.

Thank you in advance for your assistance with this matter.

Sincerely,

J. Cooper Abbott
President
Eagle Family of Funds

EGSMCP